Exhibit 99.1

Postal Realty Trust Completes Acquisition of 113-Property US Postal Service Portfolio

- Brings Year-to-Date Acquisition Volume to $51.8 Million -

CEDARHURST, NEW YORK, November 25, 2019 (BUSINESSWIRE) — Postal Realty Trust, Inc. (NYSE:PSTL) (the “Company”), an internally managed real estate investment trust that owns properties leased to the United States Postal Service (“USPS”), today announced it closed on the remaining 91 properties of the 113-property US Postal Service Portfolio acquisition previously announced on October 7th.

The Company acquired the 113-property portfolio of USPS properties for $31.4 million dollars, excluding closing costs. The Company funded the purchase with issuance of approximately $14.0 million of OP units valued at $17.00 per unit and the balance of the purchase price was funded with proceeds from the Company’s line of credit. The portfolio comprises approximately 270,000 net leasable interior square feet generating a weighted average rent of $9.59 per square foot.

Currently, the Company owns 457 properties in 44 states comprising approximately 1.4 million net leasable interior square feet generating a weighted average rent of $9.54 per square foot. Year to date, the Company has acquired 186 properties for $51.8 million, excluding closing costs, comprising approximately 500,000 net lease interior square feet generating a weighted average rent of $9.41 per square foot.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns properties leased to the USPS. The Company believes it is one of the largest owners and managers of properties leased to the USPS.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements regarding identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s ability to obtain financing, the Company’s expected capitalization rates and the Company’s ability to close on pending transactions on the terms or timing it expects, if at all, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

Investor Relations and Media Relations

Email: Investorrelations@postalrealtytrust.com

Phone: 516-232-8900